EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-63699, No. 333-67535, No. 333-89551, No. 333-89505, No. 333-35996 and No. 333-125881) and Form S-3 (No. 333-100701, No. 333-60877 and No. 333-30497) of C&F Financial Corporation and Subsidiary of our report, dated February 14, 2006, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, included in the 2005 Annual Report of Shareholders and incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

March 3, 2006